Exhibit 21
Direct and Indirect Operating Subsidiaries
of FirstMerit Corporation*
Citizens Savings Corporation of Stark County
FirstMerit Bank, National Association

•	Abell & Associates, Inc.

•	Alpha Equipment Group, Inc.

•	FirstMerit Insurance Agency, Inc.

•	FirstMerit Leasing Company

•	FirstMerit Mortgage Corporation

•	FirstMerit Mortgage Reinsurance Company, Inc. (Hawaii)

•	FirstMerit Moss Creek Ventures, LLC

•	FirstMerit Securities, Inc.

•	FirstMerit Wealth Management Services, Inc.

•	FirstMerit Title Agency, Ltd.

•	FMRC, Inc. (Delaware)

•	FMSC, Inc. (Delaware)

•	FMTP, LLC (Delaware)

•	Mobile Consultants, Inc.

•	Signal Finance Company
FirstMerit Capital Trust I (Delaware)
FirstMerit Community Development Corporation
FirstMerit Credit Life Insurance Company (Arizona)
FMT, Inc. (Delaware)
SF Development Corp.

*	Unless otherwise indicated, state of formation is Ohio.